EXHIBIT 10.3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of January 14, 2003, by and among L. Donald Speer, II, an individual (“Speer”), Speer Casino Marketing, Inc., a Delaware corporation wholly-owned by Speer (“Merger Corporation”), and Venture Catalyst Incorporated, a Utah corporation (the “Company”). Speer, Merger Corporation and the Company are referred to collectively herein as the “Parties.”

Recitals

A. The Parties entered into an Agreement and Plan of Merger dated as of May 13, 2002 (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

B. In October 2001, the Company Board formed a Special Committee of independent directors (the “Special Committee”) to (a) explore strategic alternatives available to the Company; (b) select among the available strategic alternatives the alternative that in its judgment was in the best interest of the Company and its shareholders; and (c) negotiate agreements, subject to approval of shareholders, if necessary, to effect a transaction deemed to be in the best interests of the Company’s shareholders.

C. Section 7.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated by mutual written consent of the Company, Speer and Merger Corporation.

D. Section 7.1(h) of the Merger Agreement provides that the Merger Agreement may be terminated by the Company if the SEC determines that the grant of the right to receive the Contingent Payment is required to be registered under the Securities Act of 1933, as amended (the “Securities Act”).

E. The Company requested that the SEC advise whether the grant of the right to receive the Contingent Payment is required to be registered under the Securities Act.

F. Counsel for the Company had extensive discussions with the SEC regarding the Contingent Payment.

G. The SEC has informed the Company that grant of the right to receive the Contingent Payment would constitute the issuance of an evidence of indebtedness, which would be required to be registered under the Securities Act and would require Merger Corporation to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

H. Section 7.1(f) of the Merger Agreement provides that the Merger Agreement may be terminated by Speer if the Company Board shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing.

I. Since the date that the Merger Agreement was entered into, a number of business circumstances relating to the Company have changed, including but not limited to, (a) the launching of the Company’s Mariposa software product; (b) better than expected revenues paid to the Company in connection with the Company’s current consulting agreement with the Barona Tribe; and (c) the opening of the Barona Tribe’s Barona Valley Ranch Resort and Casino project.

J. The parties have been informed by Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), the independent financial advisor to the Special Committee, that because of the business circumstances described above and the fact that the Company and the Barona Tribe have not yet executed the new consulting agreement that they have been negotiating, there are too many business uncertainties at the present time for Houlihan Lokey to be able to give an updated fairness opinion with respect to the Merger. Because it is not clear when these business uncertainties would be made certain, the parties do not know when such a fairness opinion could be obtained.

K. As a result of the foregoing business uncertainties and business changes in circumstances, including the inability of Houlihan Lokey to provide an updated fairness opinion, the Special Committee of the Board of Directors and the Board of Directors of the Company are unable to recommend the Merger to the Company’s shareholders at the present time.

L. Section 5.10(b) of the Merger Agreement provides, among other things, that the Company will reimburse Speer for all legal and Disbursing Agent fees incurred in connection with the Merger and related transactions if Speer terminates the Merger Agreement pursuant to Section 7.1(f) of the Merger Agreement.

M. In addition to his legal expenses and Disbursing Agent fees incurred in connection with the Merger and related transaction, Speer incurred other transaction expenses which the Special Committee believes should be reimbursed to Speer or paid for by the Company.

N. As a result of the foregoing, the Parties desire to terminate the Merger Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1. The Merger Agreement is hereby terminated pursuant to Section 7.1 of the Merger Agreement, and, except as set forth in Section 8.1 of the Merger Agreement, shall have no further legal force or effect after the date of this Agreement.

2. The Company hereby agrees to reimburse Speer, or pay for, as the case may be, all of the expenses incurred by Speer in connection with the Merger and related transactions, as set forth on Exhibit A hereto.

3. This Agreement shall be binding upon the parties, and their respective heirs, personal representatives, successors and assigns.

4. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

(Signature Page Follows)

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

“Speer”		/s/ L. DONALD SPEER, II
L. DONALD SPEER, II

“Merger Corporation”		SPEER CASINO MARKETING, INC.,
a Delaware corporation

	By:	/s/ L. DONALD SPEER, II
L. DONALD SPEER, II
Chief Executive Officer

“Company”		VENTURE CATALYST INCORPORATED,
a Utah corporation

	By:	/s/ ANDREW B. LAUB
Andrew B. Laub
Executive Vice President Finance

Exhibit A

Description	Amount
Legal fees	$77,755
Bank fees	$139
Professional services	$570
Audit	$5,000
Tax services	$750
Annual fee/franchise tax	$50
Loan fees	$12,500

Sub-Total:	$96,764